KPMG Peat Marwick LLP
        60 East South Temple
        Suite 900
        Salt Lake City, UT 84111









October 15, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Specialized Health Products International, Inc. and under the date of February 2, 1996, we reported on the consolidated financial statements of Specialized Health Products International, Inc. and subsidiary as of and for the years ended December 31, 1995 and 1994, and for the period from November 19, 1993 (date of inception) to December 31, 1993. On October 14, 1996, our appointment as principal accountants was terminated. We have read Specialized Health Products International, Inc.'s statements included under item 4 of its Form 8-K dated October 14, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with Specialized Health Products International, Inc.'s statement that the change was recommended by the Board of Directors.

Very truly yours,

/s/ KPMG Peat Marwick LLP